SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): October 15, 2014 (October 8, 2014)

TRI-TECH HOLDING INC.

(Exact name of registrant as specified in its charter)

Cayman Islands	001-34427	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10th Floor of Tower B, Baoneng Center,

Futong East Road, Chaoyang District, Beijing 100102 China

(Address of principal executive offices)

Registrant’s telephone number, including area code: +86 (10) 5732-3666

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On October 8, 2014, Tri-Tech (Beijing) Co., Ltd. (“TTB”), a subsidiary of Tri-Tech Holding Inc. (“Registrant”) entered into an agreement for divestiture of its interest in Beijing Yanyu Water Tech Co., Ltd. (“Yanyu”) to Sino Power Limited and an affiliate of Sino Power Limited (collectively, “Sino Power”). The divestiture will be completed pursuant to the terms of a Sales and Purchase Agreement (“Sales and Purchase Agreement”) entered on October 8, 2014, among TTB, Sino Power, Wanzong Zhao, Pengyu Dong, and Beijing Zhi Shui Yuan Water Tech Co., Ltd. (“Zhi Shui Yuan”), the direct owner of 92.86% of the equity interests of Yanyu. In addition, on October 8, 2014, Sino Power entered an Equity Interest Transfer Agreement (“Equity Interest Transfer Agreement” and together with the Sales and Purchase Agreement, the “Transfer Agreements”) with Wanzong Zhao and Pengyu Dong, the proxy shareholders of Zhi Shui Yuan (such shares are controlled by Tri-Tech pursuant to certain variable interest entity (“VIE”) agreements), pursuant to which Sino Power will acquire 100% shares in Zhi Shui Yuan.

Pursuant to the terms of the Sales and Purchase Agreement, the Registrant will divest its interest in Yanyu to Sino Power for a total value of approximately RMB 18.42 million. Sino Power will pay RMB 2.6 million to TTB, pursuant to previously executed VIE arrangements under which Mr. Zhao and Mr. Dong assigned all shareholder rights to the Registrant. Sino Power will also pay TTB RMB 15.82 million as consideration for the termination of the VIE agreement with TTB. In addition, Sino Power will pay RMB 400,000 to TTB on behalf of Yanyu to reduce Yanyu’s overall debt to TTB, which totaled approximately RMB 12.5 million as of the date hereof. Yanyu will remain obligated for the remaining debt, and, to secure the Registrant’s interest in such debt owed by Yanyu to third parties, Sino Power will pledge its equity interest in Zhi Shui Yuan to TTB. At such time as all such debt is repaid, the pledge interest will be released.

The Registrant expects that the divestiture of Yanyu and the termination of the Yanyu VIE agreement will be completed within ninety (90) days.

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TRI-TECH HOLDING INC.

By:	/s/ Phil Fan
Name:	Phil Fan
Its:	Chief Executive Officer

Dated: October 15, 2014